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Exhibit 8.1

[Letterhead of O'Melveny & Myers LLP]

September [    ], 2002

Versicor Inc.
34790 Ardentech Court
Fremont, CA 94555

    Re:    Merger of Biosearch Italia, S.p.A. (Form S-4)

Ladies and Gentlemen:

        You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization (the "Reorganization") involving the exchange of stock of Biosearch Italia, S.p.A., an Italian joint stock company ("Biosearch"), for stock of Versicor Inc. ("Versicor"), in a merger of Biosearch with and into Versicor with Versicor to be the surviving corporation in a transaction (the "Merger") intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").(1)

(1)
All references to Sections are to the Internal Revenue Code of 1986, as amended.

        In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger, dated as of July 30, 2002 (the "Agreement"); and the Officers' Certificates to be provided by Versicor and Biosearch to the undersigned (the "Certificates") at the closing of the Merger, in the form such Certificates are attached as exhibits to this opinion. In rendering this opinion, we are assuming that the representations made by Biosearch and Versicor in the Agreement and that will be made in the Certificates at the closing of the Merger are true and correct as of the date of this opinion and will be true and correct as of the Effective Time of the Merger, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

Opinion

        Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code, and that Biosearch and Versicor will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

        This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including the assumption that representations made by Biosearch and Versicor in the Agreement and to be made in the Certificates at the closing of the Merger are true and correct as of the date of the opinion and will be true and correct as of the Effective Time of the Merger. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel's best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

        We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 (No.                        ) filed by Versicor with the Securities and Exchange Commission. We also consent to all references to us in the Registration Statement and the Proxy Statement/Prospectus constituting a part thereof under the captions "Questions And Answers About The Merger—Q: Will the merger be taxable to me?" "The Merger—Material United States Federal Income Tax Considerations," and "Legal Matters." This opinion is delivered to Versicor for the benefit of Versicor and its stockholders. This opinion may not be made available to any other person or entity without our prior written consent.

Respectfully Submitted,

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  Exhibit 8.1